Exhibit 99.1
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News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          Anthony J. Allott
                                                          (203) 406-3160




               SILGAN HOLDINGS ANNOUNCES PARTIAL REDEMPTION OF ITS
                        9% SENIOR SUBORDINATED DEBENTURES


STAMFORD, CT, July 30, 2003 -- Silgan Holdings Inc. (Nasdaq:SLGN) today announced that it has given irrevocable notice of a partial redemption of its 9% Senior Subordinated Debentures due 2009. The principal amount of 9% Debentures being redeemed is $25 million and the date of redemption is August 29, 2003. The Company currently has $500 million principal amount of 9% Debentures outstanding. Pursuant to the terms of the indenture, the Company will redeem $25 million principal amount of its 9% Debentures at a redemption price of 103.375% of their principal amount, or $25.8 million, plus accrued and unpaid interest up to the redemption date. This redemption is part of the Company's previously announced intention to repay debt over the next few years.


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Silgan  Holdings is a leading  North  American  manufacturer  of consumer  goods packaging products with annual pro forma sales of approximately $2.2 billion in 2002. Silgan operates 68 manufacturing facilities in the U.S., Canada and Mexico. In North America, Silgan is the largest supplier of metal containers for food products, a leading supplier of plastic containers for






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SILGAN HOLDINGS
July 30, 2003
Page 2


personal care products and a leading supplier of metal and plastic closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2002 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.


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